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                                                                    EXHIBIT 10.1

                                                DAVID A. GRAHAM
                                                Vice President
                                                Mortgage Asset Management
[PRUDENTIAL CAPITAL GROUP LOGO]
                                                One Ravinia Drive, Suite 1400
                                                Atlanta, GA  30346-2110
                                                770 395-8609 Fax: 770 392-0944

VIA Fax #(404) 303-6418


April 8, 1998


EQK Realty Investors I
c/o ERE Yarmouth
5775-D Peachtree Dunwoody Road, Suite 200
Atlanta, GA  30342
Attn:  Donald Henry

Subject:          Prudential Loan No. 7501488
                  Harrisburg East Mall, Harrisburg, PA
                  Forbearance Agreement

Dear Mr. Henry:

As you are aware, the above-referenced Loan held by The Prudential Insurance Company of America ("Prudential") encumbering property of EQK Realty Investors I (EQK or Borrower) is due and payable in full on June 15, 1998. You have indicated the Borrower's inability to pay the Loan in full on the Maturity Date and have requested some relief or extension. Although Prudential is unwilling to extend or reinstate the Loan, Prudential is willing to forbear exercising remedies (other than any remedies continuing to be exercised under the Loan documents) from the date of Borrower's execution of this letter until December 15, 1998 ("Forbearance Period"), provided the following terms and conditions are met ("Forbearance Conditions"):

         1. The Borrower executes this letter where indicated below and returns the same to Prudential by April 10, 1998 along with an administrative fee of $2,500.00 which fee is hereby deemed fully earned and shall not be applied to sums due under the Loan documents.

         2. Payments ("Forbearance Payments") shall be made to Prudential as follows: principal and interest payments of $324,076.70 shall be due on the fifteenth of each month during the Forbearance Period. Prudential will have the right, at its sole discretion, to apply Forbearance Payments received to principal first, then to any other sums due under the Loan documents, then to interest.

         3. The entire remaining Loan balance must be paid in full by the end of the Forbearance Period.

         4. No defaults exist or shall hereafter occur during the Forbearance Period under the Loan documents other than the failure to pay the Loan in full on the Maturity Date.

         5.   Application Fee:  Pursuant to Paragraph 6 of the 1996
              Commitment, EQK owed an application fee of $437,900 to Prudential as of November 15, 1996. $165,000 of that amount has been paid by Maker to Payee, leaving a balance of $272,900 owed by Maker to Payee (the "Application Fee Balance"). The Application Fee Balance, plus interest thereon at the Contract Rate from and including December 15, 1996 to the date of payment, is payable by EQK on the earlier of (a) June 15, 1998 or (b) the date on which all or any part of the Original Principal Amount (as defined in the 1996 Commitment) is prepaid. The payment of the Application Fee Balance remains unchanged by this forbearance agreement and shall be paid not later than June 15, 1998 in accordance with the 1996 Commitment.
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     If the Borrower complies in a timely fashion with all of the Forbearnace
Conditions, Prudential will waive default interest accruing prior to or during the Forbearance Period, and interest will be collected only at the Contract Rate of 8.88% upon payoff in full. However, in the event Borrower does not comply in a timely fashion with all of the Forbearance Conditions, interest will remain due at the default rate of 13.92% from and after the Maturity Date.

     By countersigning this letter where indicated below, Borrower represents, warrants, convents and agrees to and with Prudential as follows:

     1. Prudential holds a valid and perfect first priority mortgage lien against the property known as the Harrisburg Mall (the "Premises"), as set forth in an Amended and Restated Open-End Mortgage and Security Agreement dated as of December 15, 1992, as amended (the "Mortgage").

     2. All leases of and rents generated by the Premises have been absolutely assigned to Prudential, as assignee, and First Union National Bank of Georgia, as Central Collection Agent, pursuant to the Absolute Assignment of Leases and Rents and Rental Collection Agreement dated December 16, 1992, as amended (the "Absolute Lease Agreement"), all rents, security deposits and other sums paid under leases for the Premises have been and shall continue to be paid to said Rental Collection Agent and all such sums have been and continue to be deposited with the Escrow Agent and applied in accordance with the Cash Management and Security Agreement dated as of December 15, 1992, as amended (the "Cash Management Agreement"), by and among Borrower, Prudential and First Union National Bank of Georgia, as Escrow Agent.

     3. Borrower hereby ratifies and confirms all Loan documents, including, without limitation, the Second Amended and Restated Note dated December 16, 1992, as amended (the "Note"), from Borrower to Prudential; the Mortgage; the Absolute Lease Assignment; the Cash Management Agreement; ad the Confession of Judgment contained in the Note; the Acknowledgement of Confession of Judgment executed by Borrower and acknowledged December 19, 1996; and the Warrant Agreement) by and between Borrower and Prudential.

     4. Borrower does not have or hold any defenses, setoffs, demands or claims against the Loan, Prudential or Prudential's officers, representatives or agents.

     5. As of the date of this letter, the outstanding principal balance of the Loan is $43,794,149.14.

     6. The Warrant Agreement remains in full force and effect, the number of Shares of Borrower issuable to Prudential upon exercise of the Warrant are 367,868 Shares; Borrower currently holds in its treasury duly authorized and previously issued Shares in such number and such Shares are reserved for issuance to Prudential upon exercise of the Warrant. Prudential exercised the Warrant by letter dated April 8, 1998, however, the transaction has not yet been completed.


     This is a one-time forbearance and Prudential does not presently intend to forbear beyond the date set forth above.

     In the event any of the Forbearance Conditions are not met in a timely fashion, Prudential's obligation to forbear shall terminate and be null and void, and Prudential shall be entitled to exercise any available remedies for default under the Loan Documents and/or applicable law. Except for the limited forbearance set forth above, Prudential reserves all of its rights and remedies under the Loan documents or under applicable law, and this Forbearance Agreement shall not be deemed an election of remedies, nor shall it constitue a waiver of any rights or remedies otherwise available to Prudential.
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'Forbearance
Page 3


     As a futher material inducement for Prudential to enter into this Forbearance Agreement without which Prudential would not have agreed to a Forbearance Period, Borrower hereby makes the following irrevocable waivers:

     a) BORROWER WAIVES AND RELEASES ANY EXISTING OFFSETS, DEFENSES OR COUNTERCLAIMS RELATING TO THE LOAN OR THE LOAN DOCUMENTS.

     b) BORROWER ALSO WAIVES THE RIGHT TO A TRIAL BY JURY IN THE EVENT THE LOAN DOCUMENTS OR THIS FORBEARANCE AGREEMENT BECOME THE BASIS OF LITIGATION.


                                        Sincerely,

                                        /s/ David Graham
                                                         by JAC
                                        David A. Graham
                                        Vice President


Accepted and agreed to this 9 day of April, 1998.



BORROWER:

       /s/ Don Henry
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    By:    Don Henry
       -----------------
    Title: VP
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     cc:  Paul Egan
          Jack McDonald
          Laurie Cook
          Mary Phillips